Exhibit 10.9

MASTER DIGITAL CURRENCY COLLAR LOAN AGREEMENT

This Master Digital Currency Collar Loan Agreement (“Agreement”) is made on this 9th Day of September, 2021 (“Effective Date”) by and between Argo Innovation Labs Inc., (“Borrower”), a legal person duly incorporated under the Business Corporations Act (British Columbia),with its principal place of business at 700-401 West Georgia Street, Vancouver, British Columbia, Canada V6B 5A1, and Galaxy Digital LLC (“Galaxy” or “Lender”) a limited liability company organized and existing under the laws of the state of Delaware, with its principal place of business at 101 Hudson Street FL 21, Jersey City, NJ 07302.

RECITALS

WHEREAS, subject to the terms and conditions of this Agreement, Borrower may, from time to time, seek to initiate a transaction pursuant to which Lender makes cash Loans to Borrower and Borrower will repay such Loans, as set forth herein, to Lender upon the termination of such Loans.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Borrower and the Lender hereby agree as follows:

I.	Definitions

“Affiliate” means, in relation to any person, any entity controlled, directly or indirectly, by the person, any entity that controls, directly or indirectly, the person or any entity directly or indirectly under common control with the person. For this purpose, “control” of any entity or person means ownership of a majority of the voting power of the entity or person.

“Airdrop” means a distribution of a new token or tokens resulting from the ownership of a separate token. For the purposes of Section V, an “Applicable Airdrop” is an Airdrop for which the distribution of new tokens can be definitively calculated according to its distribution method, such as a pro rata distribution based on the amount of the relevant Digital Currency held at a specified time. A “Non-Applicable Airdrop” is an Airdrop for which the distribution of new tokens cannot be definitively calculated, such as a random distribution.

“Applicable Law” means (regardless of jurisdiction) any applicable (i) federal, national, state and local laws, ordinances, regulations, orders, statutory instrument, rules, treaties, codes of practice, guidance notes, policy statements, customary laws, decrees, injunctions, or judgments and any (ii) ruling, declaration, regulation, requirement, request or interpretation issued by any (or any quasi-) regulatory, judicial, administrative or governmental body or person;

“Authorized Agent” has the meaning set forth in Exhibit A.

“Borrow Fee” means the fee paid by Borrower to the Lender for the Loan.

“Borrower” means Argo Innovation Labs Inc.

“Business Day” means a day on which Galaxy is open for business. Galaxy follows the New York Stock Exchange calendar of holidays.

“Collateral” means the Digital Currency pledged and conveyed as security for the repayment of the Loan including: 1) the Collateral Account; 2) the Collateral for each Loan, which for the avoidance of doubt, comprises the amount and type of Digital Currency set forth in the Loan Term Sheet; 3) any New Tokens issued with respect to any of the Collateral; 4) any fiat currency deposit account into which additional Collateral has been pledged to Lender; 5) all rights to receive delivery of or withdraw any of the Collateral or equivalent thereof from the custodian of the Collateral Account and all rights against the custodian with respect to the Collateral Account, any of the foregoing Collateral, and the proceeds thereof; and 6) all proceeds of the foregoing.

Collateral Account” is the wallet used by the Lender to hold the Collateral during the Loan.

“Collateral Settlement Price” means the spot rate of the Collateral as published on Coinbase Pro at 11:00 AM New York time.

“Confidential Information” means proprietary, confidential or private information, data or material (in whatever form maintained, whether documentary, computerized, electronic, oral or otherwise) disclosed by Borrower to Lender under or in connection with this Agreement, including, without limitation, (a) if in tangible form, such information, data or material marked as proprietary, confidential or private, (b) if oral, such information, data or material identified as proprietary, confidential, or private; or (c) in all cases, such information, data or material in any form, which upon receipt by Lender should reasonably be understood to be proprietary, confidential or private. Confidential Information includes, without limitation, any written statement of Borrower’s Net Asset Value provided to Lender, Borrower’s wallet addresses, and any Lending Request or Loan Term Sheet.

“Confirmation Protocol” means the requirement that the Transfer of a Digital Currency, may not be deemed settled and completed until (i) the transaction has been recorded in a block and a certain number of subsequent blocks have been added to the applicable blockchain using the Coinbase, Inc. protocol; or (ii) the transaction has met a different protocol for a specific Digital Currency agreed to by the parties and added hereto as Exhibit C. Notwithstanding the foregoing or anything else in this Agreement to the contrary, the Transfer of a Digital Currency will only be deemed settled and completed if the relevant transaction(s) is included in the current longest chain of the applicable blockchain.

“Digital Currency” means Bitcoin (BTC), Bitcoin Cash (BCH), Ether (ETH), Ether Classic (ETC), or Litecoin (LTC), any Resulting Currency and any digital currency that the Borrower and Lender agree upon.

“Digital Currency Address” means an identifier of 26-34 alphanumeric characters that represents a possible destination for a Transfer of Digital Currency.

“Dollars” and “$” mean lawful money of the United States of America.

“Fees” mean the Borrow Fee, the Late Fee.

“Fork” means a permanent divergence in the relevant Digital Currency block chain, that commonly occurs when non-upgraded nodes can’t validate blocks created by upgraded nodes that follow newer consensus rules.

“Governmental Authority” means the government of any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Hard Fork” has the meaning set forth in Section V.

“Hedge” means the Lender’s hedge of its risk with respect to the Loan.

“Late Fee” has the meaning set forth in Section III(b).

“Lender” means Galaxy Digital LLC.

“Liquidity Exchanges” means the top three exchanges reporting prices for the Collateral.

“Loan” means a request for a loan or an actual loan of cash made pursuant to and subject to this Agreement.

“Loan Documents” shall mean this Agreement, all Lending Requests and all exhibits and schedules hereto.

“Loan Effective Date” means the date upon which a Loan begins.

“Loan to Value (LTV) Percentage” or “LTV” shall mean the percentage of the amount of the Loan with respect to the Collateral spot rate on the Pricing Date.

“Maturity Date” means the date upon which a Loan is terminated.

“New Tokens” has the meaning as set forth in Section V.

“Price Ceiling” means the fixed price associated with the Collateral and set forth in the applicable Loan Term Sheet in the form attached hereto as Exhibit B that if equal to or exceeded by the Collateral Settlement Price will require, in addition to any other obligation of the Borrower imposed by this Agreement, the payment by the Borrower of the cost of the Hedge as set forth in Section IV(b).

“Price Floor” means the fixed price associated with the Collateral and set forth in the applicable Loan Term Sheet in the form attached hereto as Exhibit B that if the Collateral Settlement Price is equal to or underneath such fixed price will permit the Lender to liquidate the Collateral if the Borrower fails to repay the Loan.

“Pricing Date” means the Business Day on which the Loan is priced by the Lender.

“Recall Delivery Day” shall mean the second (2nd) calendar day from the Recall Request Day unless otherwise agreed to and defined in the relevant Loan Term Sheet.

“Resulting Currency” means a Digital Currency issued as a result of a Hard Fork.

“Specified Entity” means in relation to Borrower, any Affiliate.

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to Tax or penalties applicable thereto.

“Term” shall have the meaning set forth in Section XXIII.

“Transfer” shall mean, as applicable, the delivery of Dollars by Lender or Borrower hereunder.

“UCC” shall mean the Uniform Commercial Code as in effect in the State of Delaware to the extent such terms are defined.

II.	General Operation.

(a)  Loans of Dollars

Subject to the terms and conditions hereof, Borrower may, in its sole and absolute discretion, request the Lender to make a Loan to Borrower in a specified amount of cash, and Lender may, in its sole and absolute discretion, extend such Loan or decline to extend such Loan.

(b)  Loan Procedure

The procedure for requesting and agreeing to the terms of a Loan shall be as follows:

i)	Borrower shall commence the borrowing process for a Loan by requesting a specific amount of cash and specifying the amount of unencumbered Collateral that Borrower proposes to pledge as collateral for a Loan (“Lending Request”).

ii)	Upon receipt of the Lending Request, the Lender will present Borrower with proposed Loan terms (“Proposed Terms”) which shall indicate:

(1)	an indicative range for the LTV Percentage and the amount to be borrowed (“Borrowed Amount”),

(2)	the Borrow Fee for the Loan, and

(3)	the range of Price Ceilings and Price Floors with respect to the indicative LTV Percentage ranges.

iii)	If Borrower accepts the Proposed Terms, Borrower will transfer the Collateral for the Loan to a wallet address as instructed by Lender (‘Collateral Account’). Once the Collateral has been received in the Collateral Account, Lender will enter into a Hedge and price the Loan on the Pricing Date and Lender shall provide to Borrower the Loan Term Sheet attached as Exhibit B.

iv)	After receipt of the Collateral and issuance of the Loan Term Sheet, Lender shall commence transmission of the Borrowed Amount to Borrower’s bank account by wire instruction as set forth by Borrower by 5:00 p.m. New York time on the Pricing Date, or such other day and time as may be agreed between the Lender and the Borrower.

v)	Borrower understands and agrees that Borrower will be bound by the terms of the Loan Term Sheet and the Agreement. In the event of a conflict of terms between this Agreement and the Loan Term Sheet, the terms in the Loan Term Sheet shall govern.

vi)	If Borrower rejects the Proposed Terms or does not indicate acceptance by 5:00 p.m. New York time on the day the Proposed Terms were delivered, the loan request will be considered withdrawn and neither Borrower nor Lender shall have any further obligation with respect to that loan request or any related Loan.

vii)	Borrower understands that market conditions may prevent Lender from being able to issue Borrower a Loan under the Proposed Terms, in which case, Lender will inform Borrower that the Loan Offer has been rescinded and promptly return the Collateral to the Borrower.

(c)  Termination of Loan Loans will terminate:

(i)	Upon repayment of the Loan and Fees by Borrower at the Maturity Date;

(ii)	If prior to the Maturity Date, upon repayment of the Loan and Fees by Borrower: (1) with the written approval of Lender, in its sole discretion; and (2) subject to Section III (c) below; or

(iii)	At the end of the Term as set forth in Section XXIII.

(d)  Loan Repayment

Upon termination of a Loan according to this Agreement, the Borrower shall commence redelivery of the Borrowed Amount and any Fees to such account or place as Lender shall specify on or before 5:00 pm New York time on the Maturity Date.

III.	Borrow Fees and Transaction Fees.

(a)  Borrow Fee Calculation

When a Loan is executed, the Borrower will be responsible to pay the Borrow Fee as agreed to in the relevant Loan Term Sheet, the Borrow Fee shall be annualized but calculated daily on the basis of a 360-day year for the actual number of days elapsed and is subject to change if agreed to by Borrower and Lender. The Borrow Fee shall be paid in Dollars unless otherwise agreed by the parties.

Lender shall calculate any Borrow Fees owed on a daily basis and provide Borrower with the calculation upon request.

(b)  Late Fee

For each Calendar Day in excess of the Maturity Date in which Borrower has not repaid the Loan, Borrower shall incur an additional fee (the “Late Fee”) of 10% (annualized, calculated daily) of the notional amount of the Loan in addition to the Borrow Fee.

(c)  Prepayment Prohibited

Borrower may not prepay the Loan before the Maturity Date. If, notwithstanding the foregoing and in violation of this Agreement, Lender is prepaid prior to the Maturity Date, Lender’s damages for such breach shall be calculated based not only on the Fees foregone, but also on any fees, losses or expenses incurred by Lender in connection with offsetting its Hedge. Lender’s determination of any such damages shall be conclusive absent manifest error.

(d)  Payment of Borrow Fees and Late Fees

An invoice for Borrow Fees and any Late Fees (the “Invoice Amount”) shall be sent out by Lender and shall include any Borrow Fees incurred from the previous month. Borrower shall have up to five (5) Business Days to submit payment for the invoice (the “Invoice Due Date”). Fees unpaid by the Invoice Due Date shall also become subject to the Late Fee commencing the day after the Invoice Due Date.

(e)  Application of Payments

Borrower shall, at the time of making each payment under this Agreement, specify to the Lender the Loan to which such payment is to be applied. In the event that the Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Lender may apply the payment in such manner as it may determine to be appropriate in its sole discretion.

(f)  Application of Insufficient Payments

If at any time insufficient amounts are received by the Lender to pay fully all amounts of the Borrowed Amount, Fees, and other amounts then due and payable hereunder, such payment received shall be applied (i) first, to pay Fees then due and payable hereunder, (ii) then, to pay the Borrowed Amount then due and payable hereunder, and (iii) then, to pay other amounts then due and payable under this Agreement.

(g)  Non-Business Days

If the due date of any payment under this Agreement would otherwise fall on a day that is not a Business Day, such date shall be extended to the next succeeding Business Day and, in the case of any payment accruing Fees, such Fees shall be payable for the period of such extension.

(h)  Computations

Fees shall be computed on the basis of a year of 360 days for the actual number of days (including the first day but excluding the last day) occurring in the period for which payable. Calculation of Fees shall be based on the date when the relevant Transfer is deemed to have occurred.

(i)  Taxes

(1) All Taxes assessed on Borrower with respect to the Borrowed Amount shall be paid by Borrower.

(2) No Loans made under this Agreement shall be treated as a taxable disposition under Internal Revenue Code section 1001.

IV.	Collateral Requirements

(a)  Collateral

Borrower shall provide as collateral an amount of unencumbered Digital Currency (“Collateral as set forth in the Loan Term Sheet attached as Exhibit B. The Collateral will be defined with respect to the LTV as agreed upon in the Loan Term Sheet.

b)  Price Floor and Price Ceiling

i)	Borrower understands and agrees that if the Collateral Settlement Price is equal to or below the Price Floor on the Maturity Date, Lender shall have the right to sell the Collateral at the Price Floor and use the proceeds of the sale to repay the Loan. If any proceeds remain from the sale after repayment of the Loan and Fees, Lender shall promptly remit those proceeds to Borrower. To the extent the proceeds from Lender’s sale of Collateral described in this Section IV(b)(i) are unable to repay the Loan and Fees in full, then: (A) Borrower shall have no obligation to repay such Loan or Fees, and Lender irrevocably waives and such obligation to repay such Loan or Fees (B) no Event of Default shall have occurred with respect to Borrower and (C) the Loan shall terminate, without recourse against Borrower.

ii)	Borrower understands and agrees that if the Collateral Settlement Price is equal to or exceeds the Price Ceiling on the Maturity Date, Lender may sell all or part of the Collateral at the Price Ceiling, even though a higher price would likely be available on the open market. Lender shall use the proceeds of the sale to repay the Loan, Fees and the costs associated with the settlement of its Hedge and thereafter Lender shall promptly remit any remaining proceeds to Borrower.

iii)	If the Collateral Settlement Price is greater than the Price Floor and less than the Price Ceiling on the Maturity Date, then Lender shall not sell the Collateral except as permitted by Section IV(c) below for uncured event(s) of default by Borrower.

(b)  Default or Failure to Return Loan; Non-Recourse Loan

In the event that Borrower does not repay the Loan upon Termination or in the event of default pursuant to Section VII of this Agreement, and subject to the provisions of Section IV(b), Lender shall transfer that portion of the Collateral from the Collateral Account to Lender’s operating account necessary for the payment of any liability or obligation or indebtedness created by this Agreement, including the payment of all outstanding Loans and Fees, the costs associated with the settlement of Lender’s Hedge, and any other costs incurred by the Lender due to such default.

Notwithstanding anything to the contrary in this Agreement or any Loan Document, no recourse shall be had to Borrower or any of its Affiliates for payment of principal, interest and/or Fees under any Loan, and Lender shall look solely to the Collateral as security for payment of principal, interest and Fees under any Loan. With respect to each Loan, Lender's sole and exclusive remedy for any payment of principal, interest, Fees, breach or Event of Default shall be limited to the Collateral conveyed as security for the repayment of such Loan.

(c)  Return of Collateral

Upon Borrower’s repayment of the Loan, Lender shall initiate the return of Collateral to the Borrower’s wallet address.

(d)  Cross-Defaults

The occurrence of an Event of Default with respect to a single Loan shall constitute an Event of Default with respect to all outstanding Loans.

V.	Hard Fork

(a)  Notification

In the event of a Hard Fork or an Airdrop in the blockchain for any Digital Currency provided as Collateral, Lender shall provide email notification to Borrower.

(b)  No Immediate Termination of Loans Due to Hard Fork

In the event of a Hard Fork or an Airdrop with regards to any Collateral, any outstanding Loans will not be immediately terminated.

(c)  Redelivery of Borrowed Digital Currency

Borrower will receive the benefit and ownership of any incremental tokens generated as a result of a Hard Fork for any loaned Digital Currency serving as Collateral in such Digital Currency protocol or an Applicable Airdrop (the “New Tokens”), and Borrower will receive the same benefit and ownership rights for any Digital Currency provided as Collateral.

For purposes of this agreement, a Hard Fork or Airdrop will have been deemed to have occurred if any two of the following four conditions are met:

•	Hash Power: the average hash power mining the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the hash power mining the relevant Digital Currency on the day preceding the Hard Fork or Applicable Airdrop (calculated as a 3-day average of the 3 days preceding the hard fork). The source for the relevant Digital Currency hash power will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, bitinfocharts.com, and if neither provides the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the hash power of the New Token will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

•	Market Capitalization: the average market capitalization of the New Token (defined as the total value of all New Tokens) on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 5% of the average market capitalization of the relevant Digital Currency (defined as the total value of the relevant Digital Currency) (calculated as a 30-day average on such date). The source for the relevant Digital Currency market capitalization will be coinmetrics.io(or, if coinmetrics.io does not provide the required information, messari.io, and if neither provides the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the market capitalization of the New Token will be coinmetrics.io (or, if coinmetrics.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

•	24-Hour Trading Volume: the average 24-hour trading volume of the New Token on the 30th day following the occurrence of the Hard Fork or Applicable Airdrop (calculated as a 30-day average on such date) is at least 1% of the average 24-hour trading volume of the relevant Digital Currency (calculated as a 30-day average on such date). The source for the relevant Digital Currency 24-hour trading volume will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source) and the source for the 24-hour trading volume of the New Token will be messari.io (or, if messari.io does not provide the required information, the parties shall discuss in good faith to mutually agree upon another data source prior to the 30-day mark of the creation of the New Token).

•	Wallet Compatibility: the New Token is supported by either BitGo wallets, Fireblocks wallets, or CME Constituent Exchanges within 30 days of the Hard Fork or Applicable Airdrop.

If the Hard Fork or Applicable Airdrop meets the criteria above for any Collateral, Lender will have up to 30 days from the Hard Fork or Applicable Airdrop determination to pay Borrower. Lender, in its sole discretion may reimburse Borrower for the value of the New Tokens with any combination of a one-time Digital Currency payment of the relevant Digital Currency reflecting the amount of the New Token due using the agreed upon spot rate at the moment of repayment or a Dollar cash payment at the agreed upon spot rate of the New Token at the time of repayment.

VI.	Grant of Security Interest in Collateral.

(a)	For valuable consideration, the adequacy and receipt of which is hereby acknowledged, Borrower hereby pledges, assigns, transfers and delivers to Lender, and grants to Lender a continuing and unconditional first priority security interest in the Collateral as security for the payment and performance of the Loan.

(b)	Borrower agrees that the security interest granted by Borrower to Lender constitutes a valid, first priority security interest in the Collateral, and will constitute a valid, first priority security interest in later-acquired Collateral related to any Loan. Notwithstanding any termination of this Agreement, Lender’s security interest in the Collateral shall remain in effect for so long as any Borrower obligation remains outstanding under this Agreement or the Loan Term Sheets.

(c)	Borrower agrees that Lender has the rights stated in this Agreement and the Loan Term Sheets with respect to the Collateral pledged with respect to each Loan, in addition to all other rights which Lender may have by law.

(d)	Borrower authorizes Lender at any time and from time to time, at Borrower’s expense, to file in any jurisdiction any financing statements and amendments that: (i) name the Collateral as collateral thereunder, regardless of whether any particular items of Collateral can be perfected by filing a financing statement under the UCC; (ii) contain any other information required by the UCC for sufficiency or filing office acceptance, including organization identification numbers; and (iii) contain such language as Lender determines helpful in protecting or preserving its rights against third parties. Borrower ratifies any such filings made prior to the date hereof.

(e)	Notwithstanding any other provision of this Agreement or Section 9-207 of the UCC, Borrower agrees that Lender shall be entitled to use the Collateral to conduct its digital currency lending and borrowing business, for the purpose of collateralizing the Hedge, or for any other purpose not prohibited by this Agreement.

(f)	Borrower acknowledges that the Collateral shall be designated as a “financial asset” for purposes of Section 8-102(a)(9)(iii) of the UCC.

VII.	Representations and Warranties.

(a) The Borrower represents to the Lender on the date hereof and on the date of each Loan Request made to the Borrower hereunder that each of this Agreement has been duly and validly authorized, executed and delivered on behalf of the Borrower and constitutes the legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with its terms (except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally and subject to the availability of equitable remedies) and will not contravene (a) the constitutive documents of Borrower, (b) any Applicable Law, and (c) any judgment, award, injunction or similar legal restriction.

(b) Each party represents that no license, consent, authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (including any foreign exchange approval), and no other third-party consent or approval, is necessary for the due execution, delivery and performance by such party of this Agreement or for the legality, validity or enforceability thereof against such party.

(c) Each party hereto represents and warrants that it has not relied on the other for any tax or accounting advice concerning this Agreement and that it has made its own determination as to the tax and accounting treatment of any Loan or any Digital Currency or funds received hereunder.

(d) Borrower represents and warrants that it has the right to transfer all Digital Currency that is provided as Collateral subject to the terms and conditions hereof, and, free and clear of all liens and encumbrances other than those arising under this Agreement and that such Digital Currency Collateral has been acquired in accordance with all Applicable Laws.

(e) Borrower will not create or allow any other security interest or lien on the Collateral, other than those created by this Master Agreement or the Loan Term Sheet. Additionally, upon Lender’s request, Borrower will execute any financing statement or other document necessary to perfect or otherwise record Lender’s security interest in the Collateral.

(f) Neither Borrower nor any of its affiliates or officers, directors, brokers or agents (i) has violated any anti-terrorism laws, (ii) has engaged in any transaction, investment, undertaking or activity that conceals the identity, source or destination of the proceeds from any category of prohibited offenses designated by the Organization for Economic Co-operation and Development’s Financial Action Task Force on Money Laundering, (iii) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or resides, is organized or chartered, or has a place of business in a country or territory subject to OFAC sanctions or embargo programs, (iv) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other law, (v) conducts any business or engages in making or receiving any contribution of goods, services or money to or for the benefit of any person described in clauses (iii) or (iv) above, (vi) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any anti-terrorism law or (vii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any anti-terrorism law.

(g) Borrower is an “eligible contract participant” as such term is defined in the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

VIII.	Default.

It is further understood that the following defaults shall constitute events of default hereunder and are hereinafter referred to as an “Event of Default” or “Events of Default”:

(a)	the failure of the Borrower to return any Borrowed Amount or pay any Borrow Fees when due hereunder;

(b)	a material default in the performance by Borrower of any of the other agreements, conditions, covenants, provisions or stipulations contained in any of the Loan Documents;

(c)	any failure of the Borrower to pay Lender with regards to either a Hard Fork or an Airdrop;

(d)	any bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings for the relief of debtors or dissolution proceedings shall be instituted by or against the Borrower and shall not be dismissed within thirty (30) days of their initiation;

(e)	any Collateral (or intended Collateral) ceases to be the subject of a valid, first priority perfected security interest in favor of Lender to secure the Loan, or Borrower or any of its affiliates or officers, directors, brokers or agents makes a statement in writing to such effect; or

(f)	any representation or warranty made in any of the Loan Documents proves to be untrue in any material respect as of the date of making or deemed making thereof;

IX.	Other Default Events.

(a)	Regulatory

Borrower (i) fails to obtain, (ii) loses, (iii) has withdrawn from it or (iv) fails to obtain renewal of any necessary license or regulatory authorization from any relevant Governmental Authority, which results in Borrower becoming prohibited from operating its business or entering into or performing any Loan under this Agreement.

(b)	Government

(i) Borrower (1) becomes subject to or is a defendant in any investigation, proceeding or action relating to, (2) is indicted for or (3) is convicted of (x) any felony or (y) any other crime or potential crime relating to securities, investment management or Virtual Currency Transactions or involving fraud or breach of trust; (ii) Borrower becomes subject to any regulatory or administrative investigation, proceeding, action or sanction of or by any Governmental Authority (as defined below); or (iii) Borrower returns any borrowed Digital Currency that does not satisfy Galaxy’s Bank Secrecy Act and Anti-money Laundering obligations. For purposes of this Agreement, “Governmental Authority” means any nation or government, any state or other political subdivision thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

(c)	Change in Law

After a Loan is entered into, (i) due to the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law), or (ii) due to the promulgation of or any change in the interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), a party to such Loan determines in good faith that such Loan has become illegal. If because of enforcement actions by Governmental Authorities of competent jurisdiction or changes in Applicable Laws (“Government Restrictions”), a party’s ability to transfer or own a Digital Currency that is held by Lender as Collateral is eliminated, materially impaired or declared illegal

(d)	Decline in Net Asset Value

Borrower’s Net Asset Value as of the last Business Day of any calendar month declines by 25% or more from Borrower’s Net Asset Value as of the last Business Day of the immediately preceding calendar month; (ii) Borrower’s Net Asset Value as of the last Business Day of any calendar month declines by 50% or more from Borrower’s Net Asset Value as of the last Business Day of the third calendar month immediately preceding such day; or (iii) Borrower’s Net Asset Value declines by 50% or more from Borrower’s Net Asset Value as of the last Business Day of any calendar month in the immediately preceding calendar year;

(e)	Failure to Deliver Statement of Net Asset Value

Borrower fails to deliver a written statement of its Net Asset Value on or before the required delivery date specified in Section XI, and such failure is not remedied within 1 Business Day following notice from Party A of such failure; or

(f)	Key Person Event

A Key Person ceases to be actively involved in or responsible for the management or investment decision making of Borrower (a “Key Person Event”) and such Key Person shall not have been replaced by another person or persons to whom Galaxy has not made a written objection following written notice from Borrower of such change in Key Person, where “Key Person” means Peter Wall.

X.	Remedies.

Upon the occurrence and during the continuation of any Event of Default pursuant to Section VII or Other Default Event pursuant to Section VIII (referred to herein collectively as “Any Default Event”), the Lender may, at its option, (a) declare all Borrowed Amounts outstanding hereunder due and payable within one business day, (b) terminate this Agreement upon notice to Borrower, and (c) exercise all other rights and remedies available to the Lender hereunder, under applicable law, or in equity; provided, that upon Any Event of Default all Borrowed Amounts and the amount of any Fees then outstanding hereunder shall automatically become and be immediately due and payable.

XI.	Documents to be Delivered.

Upon request, Borrower shall provide a copy of its annual report containing audited consolidated financial statements for each such fiscal year, certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles in the country in which such party is organized.

Borrower shall also provide a copy of monthly statements that include Borrower’s Net Asset Value provided Galaxy requests such statements in writing and sends the request to alex@argoblockchain.com.

XII.	Rights and Remedies Cumulative.

No delay or omission by the Lender in exercising any right or remedy hereunder shall operate as a waiver of the future exercise of that right or remedy or of any other rights or remedies hereunder. All rights of the Lender stated herein are cumulative and in addition to all other rights provided by law, in equity.

XIII.	Collection Costs.

In the event Borrower fails to pay any amounts due or to return any Digital Currency and/or Dollars hereunder, the Borrower shall pay to the Lender upon demand all reasonable costs and expenses, including without limitation, reasonable attorneys’ fees and court costs incurred by the Lender in connection with the enforcement of its rights hereunder.

XIV.	Passwords and Security.

Each party is responsible for maintaining adequate security and control of any and all passwords, private keys, and any other codes that it uses to Transfer or receive Digital Currencies hereunder. Each party will be solely responsible for the private keys that it uses to make the Transfers and maintaining secure back-ups. Each party will promptly notify the others of any security breach of its accounts, systems or networks as soon as possible. Each party will cooperate with the other party in the investigation of any suspected unauthorized Transfers or attempted Transfers using a party’s account credentials or private keys, and any security breach of a party’s accounts, systems, or networks, and provide the other party with the results of any third-party forensic investigation that it may undertake. Each party will be responsible for any unauthorized Transfers made utilizing its passwords, private keys, and any other codes it uses to make or receive Transfers.

XV.	Governing Law; Dispute Resolution.

This Agreement is governed by, and shall be construed and enforced under, the laws of the State of New York applicable to contracts made and to be performed wholly within such State, without regard to any choice or conflict of laws rules. If a dispute arises out of or relates to this Agreement, or the breach thereof, and if said dispute cannot be settled through negotiation it shall be finally resolved by arbitration administered in the County of New York, State of New York by the American Arbitration Association under its Commercial Arbitration Rules, or such other applicable arbitration body as required by law or regulation, and judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction. If any proceeding is brought for the enforcement of this Agreement, then the successful or prevailing party shall be entitled to recover attorneys’ fees and other costs incurred in such proceeding in addition to any other relief to which it may be entitled.

XVI.	Notices.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement shall be in writing and shall be personally delivered or sent by Express or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or to the respective address set forth below:

Lender:

Galaxy Digital LLC

101 Hudson Street Fl 21 Jersey City NJ 07302

Attn: Andrew Siegel

Email: Andrew.Siegel@galaxydigital.io

Borrower:

Argo Innovation Labs Inc.

700-401 West Georgia Street, Vancouver, British

Columbia, Canada V6B 5A1

Attn: Alex Appleton

Email: alex@argoblockchain.com

Either party may change its address by giving the other party written notice of its new address as herein provided.

XVII.	Modifications.

All modifications or amendments to this Agreement shall be effective only when reduced to writing and signed by both parties hereto.

XVIII.	Entire Agreement.

This Agreement and each exhibit referenced herein constitutes the entire Agreement among the parties with respect to the subject matter hereof and supersedes any prior negotiations, understandings and agreements.

XIX.	Successors and Assigns.

This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that neither party may assign this Agreement or any rights or duties hereunder without the prior written consent of the other party.

XX.	Severability of Provisions.

Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

XXI.	Counterpart Execution.

This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by email or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by email or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

XXII.	Relationship of Parties.

Nothing contained in this Agreement shall be deemed or construed by the parties, or by any third party, to create the relationship of partnership or joint venture between the parties hereto, it being understood and agreed that no provision contained herein shall be deemed to create any relationship between the parties hereto other than the relationship of Borrower and Lender.

XXIII.	Term and Termination.

The Term of this Agreement shall commence on the date hereof for a period of one year, and shall automatically renew for successive one-year terms annually, unless either party provides notice of a desire to terminate the contract no less than ten (10) days prior to the end of such one-year period. The foregoing notwithstanding, this Agreement may be terminated as set forth in Section IX or upon 30 days’ notice by either party to the other.

In the event of a termination of this Agreement, all outstanding Loans shall be deemed terminated and any loaned Digital Currency shall be redelivered immediately and any fees owed shall be payable immediately.

XXIV.	Miscellaneous.

Whenever used herein, the singular number shall include the plural, the plural the singular, and the use of the masculine, feminine, or neuter gender shall include all genders. This Agreement is solely for the benefit of the parties hereto and their respective successors and assigns, and no other Person shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. The section headings are for convenience only and shall not affect the interpretation or construction of this Agreement. The Parties acknowledge that the Agreement and any Order are the result of negotiation between the Parties which are represented by sophisticated counsel and therefore none of the Agreement’s provisions will be construed against the drafter.

XXV.	Confidentiality

Borrower may disclose Confidential Information to Lender. Lender will keep such Confidential Information strictly confidential and will not (a) divulge, provide or permit access to such Confidential Information to any person without Borrower’s prior written consent and (b) use Confidential Information for any purpose other than to make Loans to Borrower. Upon the termination or expiration of this Agreement, or upon Borrower’s request, Lender will return such Confidential Information to Borrower without maintaining a copy of such Confidential Information. This Section XXIV will survive termination or expiration of this Agreement without limitation.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the date first above written.

LENDER:

GALAXY DIGITAL LLC

By:	/s/ Jason Urban
Name:	Jason Urban
Title:	Global Head of Trading

BORROWER

Argo Innovation Labs Inc.

By:	/s/ Peter Wall
Name:	Peter Wall
Title:	CEO

EXHIBIT A

Authorized Agents. The following are authorized to deliver Lending Requests on behalf of Borrower in accordance with Section 3 hereof:

Name: Alex Appleton

Email: alex@argoblockchain.com

Name: Peter Wall

Email: pwall@argoblockchain.com

Borrower may change its Authorized Agents by notice given to Lender as provided herein.

EXHIBIT B

LOAN TERM SHEET

The following loan agreement dated [DATE] incorporates all of the terms of the Master Digital Currency Loan Agreement entered into by Argo Innovation Labs Inc. (“Borrower”) and GALAXY DIGITAL LLC (“Galaxy”) on [DATE] and the following specific terms:

Borrower:	Argo Innovation Labs Inc.
Lender:	GALAXY DIGITAL LLC

Loan Amount:

Borrow Fee:

LTV:

Type Collateral:

Amount of Collateral:

Price Floor:

Price Ceiling:

Pricing Date:

Maturity Date:

Argo Innovation Labs Inc.	GALAXY DIGITAL LLC

By:	By:
Name:	Name:
Title:	Title: